Exhibit 16.1

July 7, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read Boulevard Acquisition Corp.’s statements included under Item 4.01 of its Form 8-K dated June 30, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ Rothstein Kass
Rothstein Kass